Offer to Purchase for Cash
Up to 50,000,000 Shares of its Common Stock
at a Purchase Price not greater than $50.00
nor less than $43.00 per Share
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 14, 2005, UNLESS THE OFFER IS EXTENDED.
          HCA Inc., a Delaware corporation (the “Company” or “HCA”), invites our shareholders to tender up to 50,000,000 shares of our common stock, $0.01 par value per share (the “Shares”), for purchase by us at a price not greater than $50.00 nor less than $43.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 50,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
          Only Shares properly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholder at our expense promptly following the Expiration Date (as defined in the Introduction). See Section 3.
          We reserve the right, in our sole discretion, to purchase more than 50,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.
          THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO OTHER CONDITIONS, INCLUDING AMENDING OUR EXISTING CREDIT FACILITY OR REFINANCING IT PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THE REFINANCING COMMITMENT LETTER (AS DEFINED IN SECTION 9) AND OBTAINING THE NECESSARY FINANCING FOR THE OFFER PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THE TERM FACILITY COMMITMENT LETTER (AS DEFINED IN SECTION 9). See Sections 7 and 9.
          The Shares are listed and traded on the New York Stock Exchange under the symbol “HCA.” On October 12, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $46.69 per Share. Shareholders are urged to obtain current market quotations for the Shares. See Section 8.
          OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.
          OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.
          Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., our Information Agent, and Merrill Lynch & Co., our Lead Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

Lead Dealer Manager	Dealer Manager

Merrill Lynch & Co.	JPMorgan
October 14, 2005

IMPORTANT
          If you wish to tender all or any part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Monday, November 14, 2005 or any later time to which the Offer may be extended:

•	If you hold certificates in your own name, follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with the certificates evidencing your Shares and any other documents required by the Letter of Transmittal, to National City Bank, the Depositary;

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender the Shares for you;

•	If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•	If you are a participant in the Amended and Restated HCA Employee Stock Purchase Plan wishing to tender any of your Shares held in the plan, you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” to Computershare Trust Co., Inc., the administrator of the plan (the “ESPP Plan Administrator”), at least three business days prior to the Expiration Date of the Offer (as defined in the Introduction). If the ESPP Plan Administrator has not received a participant’s instructions at least three business days prior to the expiration date of the Offer (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005), the ESPP Plan Administrator will not tender any Shares held on behalf of that participant; or

•	If you are a participant in the HCA 401(k) Plan wishing to tender any of your equivalent Shares held in the plan, you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the “Letter to Participants in the HCA 401(k) Plan” to U.S. Trust Company, N.A., the independent fiduciary of the 401(k) Plan (“U.S. Trust”), at least three business days prior to the Expiration Date of the Offer (as defined in the Introduction). If U.S. Trust has not received a participant’s instructions at least three business days prior to the expiration date of the Offer (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005), U.S. Trust will not tender any equivalent Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your HCA Stock Fund account in your HCA 401(k) Plan divided by the closing market price per share of our common stock on a particular day.
          Any shareholder who desires to tender Shares and whose certificates for the Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to the expiration of the Offer must tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3.
          TO PROPERLY TENDER SHARES, OTHER THAN SHARES YOU HOLD IN THE AMENDED AND RESTATED HCA EMPLOYEE STOCK PURCHASE PLAN OR THE HCA 401(K) PLAN, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

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          If you wish to maximize the chance that your Shares will be purchased at the Purchase Price determined by us, you should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $43.00 per Share.
          We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.
          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE LEAD DEALER MANAGER OR THE DEALER MANAGER.

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TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FORWARD-LOOKING STATEMENTS	7
INTRODUCTION	9
THE OFFER	11
1. Terms Of The Offer	11
2. Purpose Of The Offer; Certain Effects Of The Offer	13
3. Procedures For Tendering Shares	16
4. Withdrawal Rights	22
5. Purchase Of Shares And Payment Of Purchase Price	23
6. Conditional Tender Of Shares	24
7. Conditions Of The Offer	25
8. Price Range Of Shares; Dividends	27
9. Source And Amount Of Funds	28
10. Certain Financial Information	31
11. Certain Information Concerning Us	35
12. Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares	37
13. Certain Legal Matters; Regulatory Approvals	42
14. Certain U.S. Federal Income Tax Consequences	42
15. Extension Of The Offer; Termination; Amendment	46
16. Fees And Expenses	47
17. Miscellaneous	48

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SUMMARY TERM SHEET
          We are providing this summary of the terms of the Offer for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase Shares?
          HCA Inc.
What is the purpose of the Offer?
          Our Board of Directors has reviewed a variety of alternatives for using the Company’s available financial resources with the assistance of management and outside advisors. The Board considered the Company’s capital structure, free cash flow, financial position and dividend policy, the market price of the common stock and the anticipated cost and availability of financing, as well as the Company’s operations, strategy and expectations for the future. The Board believes that increasing the Company’s indebtedness to fund the Offer is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. See Section 2.
What will the purchase price for the Shares be and what will be the form of payment?
          We are conducting the Offer through a procedure commonly called a modified “Dutch” auction. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $43.00 to $50.00 per Share. We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 50,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price determined in the Offer below will be deemed to be tendered at the minimum price of $43.00. All Shares that we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the purchase price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $43.00 per Share. If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the expiration of the Offer (as defined in the Introduction). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Introduction” and Section 1.
How many Shares will be purchased?
          We will purchase 50,000,000 Shares in the Offer, or such lesser number of Shares as are properly tendered. The 50,000,000 Shares represent approximately 11.0% of our outstanding common stock as of September 30, 2005. If more than 50,000,000 Shares are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 Shares, but not including any Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional Shares in an amount equal to up to 2% of the outstanding Shares, and could decide to purchase more Shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. See Section 1.

How will HCA pay for the Shares?
          We will need a maximum of approximately $2,500,000,000 to purchase 50,000,000 Shares, assuming the price paid per Share is $50.00. We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer by utilizing approximately $500 million of cash on hand, by borrowing approximately $1 billion under our revolving credit facility, as proposed to be amended, or pursuant to the terms and conditions contained in the Refinancing Commitment Letter (as defined in Section 9), and by borrowing approximately $1 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined in Section 9). At the time of the Offer, except as otherwise described herein, the Company does not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to fund the Offer. See Section 9.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
          We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15 for a more detailed discussion of the extension and amendment of the Offer. We can also terminate the Offer under certain circumstances. See Section 7.
How will I be notified if the Offer is extended or amended?
          If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date (as that term is defined in the Introduction). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.
How long do I have to tender my Shares?
          Unless you are a participant in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan, you may tender your Shares until the Offer expires. If you are a participant in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan, you may deliver instructions regarding your Shares to the applicable plan administrator at any time until three business days prior to the expiration of the Offer. The Offer will expire on Monday, November 14, 2005, at 5:00 p.m., New York City time, unless we extend the Offer. Therefore, unless the Offer is extended, participants in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan will be required to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005. We may choose to extend the Offer at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “Introduction” and Sections 1 and 15.
Are there any conditions to the Offer?
          Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions, including:

•	Amending our existing credit facility or refinancing it pursuant to the terms and conditions contained in the Refinancing Commitment Letter;

•	Obtaining financing pursuant to the terms and conditions contained in the Term Facility Commitment Letter;

•	No significant decrease in the price of our common stock, or in the price of equity securities generally, and no significant adverse changes in the U.S. stock markets or credit markets, shall have occurred during the Offer;

•	No legal action shall be pending, or shall have been threatened or taken, that might adversely affect the Offer;

•	No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us;

•	No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the Offer; and

•	No one (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before October 12, 2005). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding Shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors.
          For more information on conditions to the Offer, see Sections 7 and 9.
Following the Offer, will HCA Inc. continue as a public company?
          We do not believe the completion of the Offer in accordance with its conditions will cause HCA to be delisted from the New York Stock Exchange (the “NYSE”) or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.
How do I tender my Shares?
          To tender your Shares, prior to 5:00 p.m., New York City time, on Monday, November 14, 2005, unless the Offer is extended:

•	You must deliver the certificate(s) evidencing your Shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase; or

•	The Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer; or

•	The Depositary must receive a confirmation of receipt of your Shares through the Automated Tender Offer Program and specific acknowledgement that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

•	You must comply with the guaranteed delivery procedure outlined in Section 3.
          You may contact the Information Agent, the Lead Dealer Manager or your broker for assistance. The contact information for the Information Agent and Lead Dealer Manager are set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
          If you are a participant in the Amended and Restated HCA Employee Stock Purchase Plan and you wish to tender any of your Shares held in the plan, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” to the ESPP Plan Administrator at least three business days prior to the Expiration Date (as that term is defined in the Introduction) (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005). If the ESPP Plan Administrator has not received a participant’s instructions at least three business days prior to the Expiration Date, the ESPP Plan Administrator will not tender any Shares held on behalf of that participant.

          If you are a participant in the HCA 401(k) Plan and you wish to tender any of your equivalent Shares held in the plan, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants in the HCA 401(k) Plan” to U.S. Trust at least three business days prior to the Expiration Date (as that term is defined in the Introduction) (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005). If U.S. Trust has not received a participant’s instructions at least three business days prior to the Expiration Date, U.S. Trust will not tender any equivalent Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your HCA Stock Fund account in the plan divided by the closing market price per share of our common stock on a particular day. Our 401(k) Plan is prohibited from selling equivalent Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender equivalent Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s equivalent Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the equivalent Shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
Once I have tendered Shares in the Offer, can I withdraw my tendered Shares?
          Yes. You may withdraw your tendered Shares at any time before 5:00 p.m., New York City time, on Monday, November 14, 2005, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. Notwithstanding the foregoing, if you are a participant in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan, your notice of withdrawal must be received by the applicable plan administrator at least three business days before the Expiration Date in accordance with the instructions set forth in the letters sent separately to the participants in such plans. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 5:00 p.m., New York City time, on December 13, 2005. See Section 4.
How do I withdraw Shares I previously tendered?
          You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in the Amended and Restated HCA Employee Stock Purchase Plan who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” sent to them separately. Participants in the HCA 401(k) Plan who wish to withdraw their Shares must follow the instructions found in the “Letter to Participants in the HCA 401(k) Plan” sent to them separately. See Section 4.
In what order will tendered Shares be purchased?
          First, we will purchase Shares from all holders of “odd lots” of less than 100 Shares (not including any Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan) who properly tender all of their Shares at or below the Purchase Price selected by us. Second, after purchasing all Shares from the “odd lot” holders, we will purchase Shares from all other shareholders (including participants in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan) who properly tender Shares at or below the Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6. Third, if necessary to permit us to purchase 50,000,000 Shares (or such greater number of Shares as we elect to purchase in accordance with applicable SEC rules), Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us will be selected for purchase by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, all of the Shares that you tender in the Offer may not be purchased even if they are tendered at or below the Purchase Price selected by us. See Section 1.
Can I tender Shares in the Offer subject to the condition that a specified minimum number of Shares must be purchased?
          Yes, you may tender your Shares subject to this condition by following the procedures described in Section 6.
What do HCA and its Board of Directors think of the Offer?
          Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Lead Dealer Manager, the Dealer Manager, Information Agent or Depositary are making any recommendation as to whether you should tender or refrain from tendering your Shares or at what price you should tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor. See Section 2.
If I decide not to tender, how will the Offer affect my Shares?
          Shareholders who choose not to tender will own a greater percentage interest in the Company following the consummation of the Offer. See Section 2.
Will HCA’s directors and executive officers tender Shares in the Offer?
          Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 12.
When and how will HCA pay me for the Shares I tender?
          We will pay the Purchase Price, in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date (as defined in the Introduction) of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Sections 1 and 5.
What is the recent market price of the Shares?
          On October 12, 2005, the last full trading day before the announcement of the Offer, the last reported price per Share on the NYSE was $46.69. You are urged to obtain current market quotations for your Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8.
Will I have to pay brokerage commissions if I tender my Shares?
          If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commission. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your nominee to determine whether any transaction costs may apply. See the Introduction and Section 3.

What are the U.S. federal income tax consequences if I tender my Shares?
          Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered Shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. See Section 14.
Will I have to pay stock transfer tax if I tender my Shares?
          If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
          In connection with its approval of the Offer, our Board of Directors expressly authorized us to acquire, in open market or other repurchase transactions, such additional number of Shares, if any, as is necessary to enable us to repurchase an aggregate of up to $2,500,000,000 in Shares (including the aggregate purchase price paid for the Shares acquired pursuant to the Offer). However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days after the Expiration Date. Accordingly, any such additional repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Date. See Section 2.
Whom do I contact if I have questions about the Offer?
          Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., our Information Agent, and Merrill Lynch & Co., the Lead Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

FORWARD-LOOKING STATEMENTS
          This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not limited solely to historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases, such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “will,” “estimates,” “may,” “could” and “should.” These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to, the following:

•	The number of Shares tendered and the price at which the Company determines to purchase Shares in the Offer;

•	Availability and cost of adequate financing on terms acceptable to the Company, including the ability of the Company to successfully amend its existing credit facility or to refinance it pursuant to the terms and conditions contained in the Refinancing Commitment Letter and to obtain the necessary financing for the Offer pursuant to the terms and conditions contained in the Term Facility Commitment Letter;

•	Increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts;

•	The ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services;

•	The highly competitive nature of the health care business;

•	The continuing impact of the hurricanes on the Company’s affiliated Louisiana, Mississippi and Texas facilities and the ability to obtain recoveries under the Company’s insurance policies;

•	The efforts of insurers, health care providers and others to contain health care costs;

•	Possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers;

•	The outcome of governmental investigations by the United States Attorney for the Southern District of New York and the SEC;

•	The ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel;

•	Potential liabilities and other claims that may be asserted against the Company;

•	Fluctuations in the market value of the Company’s common stock;

•	The impact of the Company’s charity care and uninsured discounting policy changes;

•	Changes in accounting practices;

•	Changes in general economic conditions;

•	Future divestitures which may result in charges;

•	Changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms;

•	The availability and terms of capital to fund the expansion of the Company’s business;

•	Changes in business strategy or development plans;

•	Delays in receiving payments for services provided;

•	The possible enactment of Federal or state health care reform;

•	The outcome of pending and any future tax audits, appeals and litigation associated with the Company’s tax positions;

•	The outcome of the Company’s continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company’s corporate integrity agreement with the government;

•	Changes in Federal, state or local regulations affecting the health care industry;

•	The ability of the Company to consummate successfully the divestiture of ten hospitals on a timely basis in accordance with definitive agreements entered into with LifePoint Hospitals, Inc. and Capella Healthcare;

•	The ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies; and

•	Other risk factors detailed in the Company’s filings with the SEC.
          We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase. Notwithstanding any statement in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
          HCA Inc., a Delaware corporation, invites our shareholders to tender shares of our common stock, $0.01 par value per share, for purchase by us. We are offering to purchase up to 50,000,000 Shares at a price not greater than $50.00 nor less than $43.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest.
          We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 50,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.
          The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
          The Offer will expire at 5:00 p.m., New York City time, on Monday, November 14, 2005, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the Offer will remain open.
          Only Shares properly tendered at prices at or below the Purchase Price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price selected by us will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares tendered at prices in excess of the Purchase Price that we select and Shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.
          We reserve the right, in our sole discretion, to purchase more than 50,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.
          The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions, including amending our existing credit facility or refinancing it pursuant to the terms and conditions contained in the Refinancing Commitment Letter and obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Term Facility Commitment Letter. See Sections 7 and 9.
          OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.
          OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

          If, at the Expiration Date, more than 50,000,000 Shares (or such greater number of Shares as we may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

•	First, from all Odd Lot Holders (as defined in Section 1), which excludes any Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan, who properly tender all of their Shares at or below the Purchase Price;

•	Second, on a pro rata basis from all other shareholders (including participants in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan) who properly tender their Shares at or below the Purchase Price, other than shareholders who tender conditionally at or below the Purchase Price and whose conditions are not initially satisfied; and

•	Third, by random lot, from shareholders who have tendered their Shares conditionally (for which the condition was not initially satisfied) at or below the Purchase Price.
          See Sections 1 and 6 for additional information concerning priorities and proration procedures.
          The Purchase Price will be paid net to the tendering shareholder in cash less any applicable withholding taxes, without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of Shares in the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or U.S. Internal Revenue Service (“IRS”) Form W-8BEN obtained from the Depositary, whichever is applicable, may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 for other United States federal income tax withholding considerations relevant to tendering Non-United States Holders.
          Participants in the Amended and Restated HCA Employee Stock Purchase Plan may tender any of their Shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” to the ESPP Plan Administrator at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005). If the ESPP Plan Administrator has not received a participant’s instructions at least three business days prior to the expiration date of the Offer, the ESPP Plan Administrator will not tender any Shares held on behalf of that participant.
          Participants in the HCA 401(k) Plan may tender any of their equivalent Shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the HCA 401(k) Plan” to U.S. Trust at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005). If U.S. Trust has not received a participant’s instructions at least three business days prior to the expiration date of the Offer, U.S. Trust will not tender any equivalent Shares held on behalf of that participant. Your equivalent Shares are equal to the total market value of your HCA Stock Fund account in the plan divided by the closing market price per share of our common stock on a particular day.
          As of September 30, 2005, we had 452,666,600 issued and outstanding Shares, and 27,820,700 Shares reserved for issuance upon exercise of outstanding stock options under our stock option plans. The 50,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 11.0% of our Shares outstanding as of September 30, 2005. The Shares are listed and traded on the NYSE under the symbol “HCA.” On October 12, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $46.69 per Share. Shareholders are urged to obtain current market quotations for the Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8.

THE OFFER

1.	Terms Of The Offer
          Upon the terms and subject to the conditions of the Offer, we will purchase 50,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4 on or before the Expiration Date, at prices not greater than $50.00 nor less than $43.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest.
          In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $50.00 nor less than $43.00 per Share (in multiples of $0.25), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices. We will select the lowest purchase price specified by shareholders (the “Purchase Price”) that will allow us to buy 50,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price.
          Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.
          We reserve the right to purchase more than 50,000,000 Shares in the Offer, subject to certain limitations and legal requirements. In accordance with applicable regulations of the SEC, we may purchase in the Offer an additional number of Shares not to exceed 2% of the currently outstanding Shares (approximately 9,053,332 Shares) without amending or extending the Offer. See Section 15.
          In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price on or before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.
          If we (1) increase the price that may be paid for Shares above $50.00 per Share or decrease the price that may be paid for Shares below $43.00 per Share, (2) materially increase the Lead Dealer Manager’s fee, (3) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (4) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.
          The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions, including amending our existing credit facility or refinancing it pursuant to the terms and conditions contained in the Refinancing Commitment Letter and obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Term Facility Commitment Letter. See Sections 7 and 9.
          Priority of Purchases. If more than 50,000,000 Shares (or such greater number of Shares as we may elect to purchase) have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn on or before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below), which excludes any Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan, who:

(1) tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by us (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

(2) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered (including participants in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan) at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, based on the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of all Shares tendered (other than those tendered by Odd Lot Holders which are given priority as described above). This ratio will be applied to shareholders tendering their Shares to determine the number of Shares that will be purchased from each tendering shareholder in the Offer; and

•	Third, if necessary to permit us to purchase 50,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.
          As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all of the Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares from the tendering shareholder, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.
          Odd Lots. The term “Odd Lots” means all Shares (other than Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan) that are tendered by shareholders at prices at or below the Purchase Price selected by us (an “Odd Lot Holder”) who own beneficially or of record an aggregate of fewer than 100 Shares and so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares, or with respect to any Shares held in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan. By tendering in the Offer, an Odd Lot Holder which holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares in the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
          We also reserve the right, but will not be obligated, to purchase all Shares properly tendered by any shareholder who tenders any Shares owned beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 Shares. If we exercise this right, we will increase the number of Shares that we are offering to purchase in the Offer by the number of Shares purchased through the exercise of the right, and to the extent required by applicable law, extend the Offer.
          Proration. If proration of tendered Shares is required, we will determine the Proration Factor promptly following the Expiration Date. The “Proration Factor” shall be equal to the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of Shares tendered by all shareholders (including participants in the Amended and Restated HCA Employee Stock Purchase Plan or the HCA 401(k) Plan), other than Odd Lot Holders, at or below the Purchase Price selected by us. Proration will also be subject to the procedures described above under “Priority of Purchases.” Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final Proration Factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
          As described in Section 14, the number of Shares that we will purchase from a shareholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.
          This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose Of The Offer; Certain Effects Of The Offer
          Purpose of the Offer. HCA intends to purchase up to 50,000,000 shares of its common stock in the Offer, representing approximately 11.0% of its outstanding shares as of September 30, 2005. In determining to proceed with the Offer, the Board of Directors has reviewed, with the assistance of management and outside advisors, its strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment, dividends and share repurchases, and a variety of alternatives for using the Company’s available financial resources. The Board of Directors considered, with the assistance of management and outside advisors, the Company’s capital structure, free cash flow, financial position and dividend policy, the anticipated cost and availability of financing and the market price of the common stock, as well as the Company’s operations, strategy and expectations for the future.
          In determining the number of Shares to purchase in the Offer, the Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, competitive position, resources and prospects, the current market prices of our Shares, our desire for future financial flexibility, the expected availability and cost of financing, and the attractiveness of the Offer to our shareholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.
          Based on the foregoing, the Board of Directors has determined that increasing the Company’s indebtedness to fund the Offer is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. In particular, the Board of Directors believes the Offer will provide all shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and our future results. In addition, the Board of Directors believes the Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.
          Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Lead Dealer Manager, the Dealer Manager, the Information Agent or the Depositary are making any recommendation to shareholders as to whether to tender or refrain from tendering their Shares or as to the price at which shareholders should tender their Shares, and none of them have authorized any person to make any recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many Shares to tender and the price or prices at which to tender them. We have been advised that our directors and executive officers do not intend to tender their Shares pursuant to the Offer. See Section 12.
          Potential Benefits of the Offer. The Company believes the Offer may provide several benefits to the Company and its shareholders, including:

•	The Offer and related anticipated borrowings will provide a capital structure that makes greater use of financial leverage at expected interest rates, thus making possible improved earnings per share for our continuing shareholders;

•	Capitalizing on pricing in the current bank, public and/or private debt markets that we believe to be attractive;

•	After the Offer is completed, the Company believes that its anticipated financial condition, access to capital and cash flow from operations will allow the Company adequate financial resources to fund future dividends and capital expenditures; and

•	If we complete the Offer, we will return cash to our shareholders who elect to receive a return of capital, while shareholders who do not tender will increase their percentage ownership in the Company.
          Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to the Company and its continuing shareholders, including:

•	If we complete the Offer, our indebtedness and interest expense would increase significantly;

•	By increasing our indebtedness, the Offer could reduce our ability to engage in significant cash acquisitions. Increased indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenses. There can be no assurance that we would be able to raise debt or equity financing in the future;

•	The Offer, if subscribed to in full, will reduce our “public float,” which is the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets. This reduction in our public float could result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the Offer; and

•	In addition, if any Shares are accepted in the Offer, the number of outstanding Shares remaining will decrease and effectively give option holders a greater percentage ownership interest in the Company on a fully-diluted basis.
          Certain Effects of the Offer. Upon the completion of the Offer, non-tendering shareholders will own a greater percentage interest in the Company. Assuming that 50,000,000 Shares are purchased in response to the Offer and that our directors and executive officers do not tender any Shares, the relative percentage of Shares beneficially owned by our directors and executive officers in the aggregate will increase from approximately 5.7% to approximately 6.4%. If any of the directors and executive officers ultimately elect to tender Shares in the Offer, their proportional holdings may significantly decrease.

          As further described in Section 9 below, we anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer by utilizing approximately $500 million of cash on hand, by borrowing approximately $1 billion from our existing revolving credit facility and by borrowing approximately $1 billion pursuant to the terms and conditions of the Term Facility Commitment Letter. In connection with the Offer, we are seeking an amendment to our existing credit facility as described below in Section 9. If we are unable to obtain the required amendment prior to the Expiration Date, we expect to refinance our existing revolving credit facility and the related senior term loan facility with a new $2.425 billion facility pursuant to the terms and conditions contained in the Refinancing Commitment Letter (as defined below in Section 9). While we have obtained commitments pursuant to the Term Facility Commitment Letter and the Refinancing Commitment Letter, these commitments are contingent on the satisfaction of various conditions as further described in Section 9 below. Accordingly, as discussed in Section 7 below, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our amending our existing credit facility or refinancing it pursuant to the terms and conditions contained in the Refinancing Commitment Letter and obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Term Facility Commitment Letter. Our expected plans to repay this indebtedness are also described in Section 9.
          After the Offer is completed, we believe that our expected cash flow from operations, anticipated proceeds from the sale of ten hospitals, and anticipated access to our credit facility and capital markets will be adequate for our expected liquidity needs. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to the Company and its shareholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources.
          As of June 30, 2005, the net book value per Share of our common stock was $13.53. Assuming that the 50,000,000 Shares sought to be purchased by us had been acquired on such date at a maximum price of $50.00 per Share, the adjusted net book value per Share as of that date would have been $9.00. See Section 10.
          Non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional Shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.
          In connection with its approval of the Offer, our Board of Directors expressly authorized us to acquire, in open market or other repurchase transactions, such additional number of Shares, if any, as is necessary to enable us to repurchase an aggregate of up to $2,500,000,000 in Shares (including the aggregate purchase price paid for the Shares acquired pursuant to the Offer). However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days after the Expiration Date. Accordingly, any such additional repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Date. Although we currently have no other plans to do so, we may, in the future, decide to purchase additional Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer.
          Shares that we acquire in the Offer will be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our stock option plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the issuance of Shares purchased in the Offer.
          Our purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. This may reduce the volume of trading in our Shares and make it more difficult to buy or sell significant amounts of our Shares without materially affecting the market price. However, even if all 50,000,000 Shares are purchased in the Offer, more than 400,000,000 Shares will remain outstanding. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares in the Offer will cause our remaining Shares to be delisted from the NYSE.
          Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
          Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
          Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

3.	Procedures For Tendering Shares
          Proper Tender of Shares. For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent’s Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

          In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.
          If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant To The Offer.” Note that this election could have the effect of decreasing the purchase price determined by us which may result in the tendered Shares being purchased at the minimum price of $43.00 per Share.
          If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable. See Section 4.
          Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.
          Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply.
          Participants in the Amended and Restated HCA Employee Stock Purchase Plan who wish to tender some or all of the Shares allocated to their account must follow the instructions in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” furnished separately and return the Instruction Form included therewith to the ESPP Plan Administrator in accordance with those instructions. The Instruction Form must be received by the ESPP Plan Administrator not later than three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005), or no Shares allocated to the participant’s account will be tendered. Participants in the Amended and Restated HCA Employee Stock Purchase Plan may not use the Letter of Transmittal to tender any of the Shares held in their plan account. Participants in the Amended and Restated HCA Employee Stock Purchase Plan must use the Instruction Form to instruct the ESPP Plan Administrator to tender their Shares in the Amended and Restated HCA Employee Stock Purchase Plan.
          Participants in the Amended and Restated HCA Employee Stock Purchase Plan who also hold Shares outside of the plan will need to follow the instructions above regarding the Letter of Transmittal with respect to Shares held outside the plan and the Instruction Form in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” with respect to Shares held under the Amended and Restated HCA Employee Stock Purchase Plan.
          Participants in the HCA 401(k) Plan who wish to tender some or all of the equivalent Shares allocated to their account must follow the instructions in the “Letter to Participants in the HCA 401(k) Plan” furnished separately and return the Instruction Form included therewith to U.S. Trust in accordance with those instructions. The Instruction Form must be received by U.S. Trust not later than three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on Tuesday, November 8, 2005), or no equivalent Shares allocated to the participant’s account will be tendered. Participants in the HCA 401(k) Plan may not use the Letter of Transmittal to tender any of the equivalent Shares held in their plan account. Participants in the HCA 401(k) Plan must use the Instruction Form to instruct U.S. Trust to tender their equivalent Shares in the HCA 401(k) Plan.
          Participants in the HCA 401(k) Plan who also hold Shares outside of the plan will need to follow the instructions above regarding the Letter of Transmittal with respect to Shares held outside the plan and the Instruction Form in the “Letter to Participants in the HCA 401(k) Plan” with respect to equivalent Shares held under the HCA 401(k) Plan.
          Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(a) The Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(b) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.
          If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to (or Shares not purchased or tendered are to be issued to) a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
          In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgment, in the case of a tender through the Automated Tender Offer Program, of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.
          The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, we recommend that shareholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
          Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed.

          Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
          The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
          Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that shareholder.
          Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and the certificates evidencing those Shares are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery;

(3) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent’s Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery; and

(4) as to any tender of Shares which are to be acquired by employees upon exercise of stock options, the Company itself may elect to guarantee delivery of such Shares if and to the extent such Shares are purchased in the Offer.
          Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.
          Procedures for Participants in the Amended and Restated HCA Employee Stock Purchase Plan. A participant in the Amended and Restated HCA Employee Stock Purchase Plan may instruct the ESPP Plan Administrator to tender some or all of the Shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” furnished separately and returning it to the ESPP Plan Administrator in accordance with those instructions. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with Shares. Participants in the Amended and Restated HCA Employee Stock Purchase Plan cannot use the Letter of Transmittal to direct the tender of Shares held under the plan, but must use the

Instruction Form included in the separate instruction letter sent to them. Participants in the Amended and Restated HCA Employee Stock Purchase Plan who also hold Shares outside of the plan, however, must use the Letter of Transmittal to tender Shares held outside of the plan and must complete the Instruction Form according to the instructions in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” for shares held under the plan.
          Procedures for Participants in the HCA 401(k) Plan. A participant in the HCA 401(k) Plan may instruct U.S. Trust, the independent fiduciary of the HCA 401(k) Plan, to tender some or all of the equivalent Shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the HCA 401(k) Plan” furnished separately and returning it to U.S. Trust in accordance with those instructions. A participant’s equivalent Shares are equal to the total market value of a participant’s HCA Stock Fund account in the HCA 401(k) Plan divided by the closing market price per share of our common stock. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with equivalent Shares. Participants in the HCA 401(k) Plan cannot use the Letter of Transmittal to direct the tender of equivalent Shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the HCA 401(k) Plan who also hold Shares outside of the plan, however, must use the Letter of Transmittal to tender Shares held outside of the plan and must complete the Instruction Form according to the instructions in the “Letter to Participants in the HCA 401(k) Plan” for equivalent Shares held under the plan.
          The HCA 401(k) Plan is prohibited by law from selling equivalent Shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender equivalent Shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the date the Offer expires. This could result in a participant’s equivalent Shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the equivalent Shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
          The proceeds received by the HCA 401(k) Plan from any tender of equivalent Shares from a participant’s plan account will be deposited in the participant’s HCA 401(k) Plan and invested in the 401(k) Plan’s Interest Income Fund unless and until the participant allocates the proceeds among the various investment funds under the HCA 401(k) Plan according to such participant’s personal investment strategy.
          Participants in the HCA 401(k) Plan are urged to read the separate “Letter to Participants in the HCA 401(k) Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any equivalent Shares from a participant’s plan account.
          Restricted Shares. Shareholders to whom “restricted” Shares have been issued under our equity compensation plans (such as the “PEP” and “MSPP” plans) will not be able to tender such Shares unless the restrictions on transfer of such Shares (imposed by the terms of the applicable equity incentive plans or by the terms of the award agreement relating to such Shares) have expired. If a shareholder holds certificates representing such Shares on which the restrictions have expired, the participant may tender some or all of such Shares in accordance with procedures for tendering shares described above.
          HCA Stock Options. We are not offering, as part of the Offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the Offer may exercise their stock options and purchase Shares, and then tender the Shares under the Offer, provided that any exercise of a stock option and tender of Shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the Offer are not purchased in the Offer for any reason.

          Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not, and none of the Lead Dealer Manager, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to, give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.
          Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the “shares or equivalent securities at least equal to the shares being tendered” and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and conditions of the Offer.
          U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.
          To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to shareholders for Shares purchased pursuant to the Offer, each shareholder that is a United States Holder and does not otherwise establish an exemption from the backup withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

          Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade of business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.
          A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.
          Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
          Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should promptly notify the Depositary by checking the box immediately following the box entitled “Description of Shares Tendered” in the Letter of Transmittal and indicating the number of Shares so lost, destroyed or stolen, in accordance with Instruction 15 of the Letter of Transmittal. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificates evidencing the lost, destroyed or stolen shares. Shareholders are requested to notify the Depositary immediately in order to permit timely processing of this documentation.
          Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights
          Shares tendered in the Offer may be withdrawn at any time on or before the Expiration Date and, unless already accepted for payment by us in the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, December 13, 2005. In the event of any modification of the terms of the Offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
          For a withdrawal to be effective, a notice of withdrawal specifying (i) the name of the tendering shareholder, (ii) the number of Shares to be withdrawn and (iii) the name of the registered holder of the

Shares (if different from that of the person who tendered the Shares) must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the Notice of Withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered in accordance with the procedure for book-entry transfers described in Section 3, the Notice of Withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book- Entry Transfer Facility’s procedures. In the event a shareholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.
          All questions as to the form and validity, including the time of receipt, of any Notice of Withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Lead Dealer Manager, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will any of them incur liability for failure to give such notice.
          Participants in the Amended and Restated HCA Employee Stock Purchase Plan who wish to withdraw their Shares must follow the instructions in the “Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan” furnished separately. Participants in the HCA 401(k) Plan who wish to withdraw their Shares must follow the instructions in the “Letter to Participants in the HCA 401(k) Plan” furnished separately.
          Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or before the Expiration Date by again following one of the procedures described in Section 3.
          If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.
          Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase Of Shares And Payment Of Purchase Price
          Promptly following the Expiration Date, we (1) will determine which shareholders tendered Shares at or below the Purchase Price selected by us, and (2) will accept for payment and pay for (and thereby purchase) up to 50,000,000 Shares which are properly tendered at prices at or below the Purchase Price determined by us and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.
          We will accept for payment and pay the per Share Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares, or of a timely Book-Entry Confirmation of Shares into the Depositary’s account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, or the specific acknowledgement, in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.
          We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
          In the event of proration, we will determine the Proration Factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price determined by us and Shares not purchased due to proration or conditional tenders will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Sections 7 and 9.
          We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased in the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.
          Any tendering United States Holder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee in the Offer. See Section 3. Also see Section 3 if you are a tendering Non-United States Holder for U.S. federal income tax withholding considerations relevant to you.

6.	Conditional Tender Of Shares
          Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of Shares purchased in the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of Shares from the shareholder in the Offer in such a manner that it will be treated as a sale of such Shares by the shareholder, rather than the payment of a dividend to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Each shareholder is urged to consult with his or her own tax advisor.
          If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal and the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of Shares that must be purchased from you if any are to be purchased. After the Offer expires, if more than 50,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.
          After giving effect to these withdrawals, we will accept the remaining Shares properly and unconditionally tendered on a pro rata basis, if necessary. If we are able to purchase all of the remaining unconditionally tendered Shares and the number of Shares that we would purchase would be below 50,000,000, then, to the extent feasible, we will select enough of the conditional tenders (including those that would otherwise have been deemed withdrawn pursuant to the immediately preceding paragraph, if such shareholders conditionally tendered all of their Shares) to permit us to purchase 50,000,000 Shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their Shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7.	Conditions Of The Offer
          Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the rules under the Exchange Act, if at any time on or after October 14, 2005 and on or before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

•	we are or will be unable, prior to the Expiration Date, to amend our existing credit facility or to refinance it pursuant to the terms and conditions contained in the Refinancing Commitment Letter;

•	we are or will be unable, prior to the Expiration Date, to obtain financing pursuant to the terms and conditions contained in the Term Facility Commitment Letter;

•	there is pending, or has been threatened or instituted, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the Shares in the Offer or otherwise relates in any manner to the Offer; or

(b) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries’ business or materially impair the contemplated benefits of the Offer to us;

•	there has been any action threatened, instituted, pending, proposed or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

(a) make the acceptance for payment of, or payment for, some or all of the Shares illegal, or otherwise restrict or prohibit consummation of the Offer;

(b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares;

(c) materially impair the contemplated benefits of the Offer to us; or

(d) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business;

•	there has occurred any of the following:

(a) any general suspension of trading in, or limitation on prices for, securities in any U.S. national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(c) the commencement or escalation of a war, armed hostilities or other international or national calamity, including an act or acts of terrorism, directly or indirectly involving the United States;

(d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular or any other event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

(e) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the U.S., or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or on the trading in the Shares, the proposed financing for the Offer or on the benefits of the Offer to us; or

(f) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our Shares (other than the Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

(a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before October 12, 2005); or

(b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 12, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our Shares or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors;

•	any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or the benefits of the Offer to us; or

•	the consummation of the Offer and the purchase of the Shares may cause our common stock to be delisted from the NYSE, to be eligible for deregistration under the Exchange Act or to be held of record by fewer than 300 persons.
          The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time up to the Expiration Date in our reasonable discretion, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time up to the Expiration Date in our reasonable discretion. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range Of Shares; Dividends
          Our common stock is listed for trading on the NYSE under the symbol “HCA.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

			Cash
			Dividend
	High	Low	Declared

FISCAL YEAR ENDED DECEMBER 31, 2003
First quarter	$44.45	$37.00	$0.02
Second quarter	$41.36	$27.30	$0.02
Third quarter	$40.05	$31.60	$0.02
Fourth quarter	$43.45	$35.11	$0.02
FISCAL YEAR ENDED DECEMBER 31, 2004
First quarter	$46.60	$38.98	$0.13
Second quarter	$43.24	$38.00	$0.13
Third quarter	$42.30	$36.44	$0.13
Fourth quarter	$41.64	$34.70	$0.13
FISCAL YEAR ENDED DECEMBER 31, 2005
First quarter	$54.10	$38.97	$0.15
Second quarter	$58.60	$52.14	$0.15
Third quarter	$57.17	$45.59	$0.15
Fourth quarter (through October 12, 2005)	$48.69	$45.30	—
          On October 12, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $46.69. We urge shareholders to obtain current market quotations for the Shares.
          In January 2004, our Board of Directors approved an increase in our quarterly dividend from $0.02 per Share to $0.13 per Share. The Board of Directors declared the initial $0.13 per share dividend payable on June 1, 2004 to shareholders of record on May 1, 2004. Additionally, in January 2005, our

Board of Directors approved an increase in our quarterly dividend from $0.13 per Share to $0.15 per Share. The Board of Directors declared the initial $0.15 per share dividend payable on June 1, 2005 to shareholders of record on May 1, 2005. The declaration and payment of future dividends by HCA will depend upon many factors, including our earnings, financial position, business needs, capital and surplus and regulatory considerations.

9.	Source And Amount Of Funds
          Assuming that the maximum 50,000,000 Shares are tendered in the Offer at a price between $43.00 and $50.00 per Share, the aggregate purchase price will range from approximately $2,150,000,000 to $2,500,000,000. We expect that our fees and expenses for the Offer, including structuring and arrangement fees for the credit and loan facilities described below, will be approximately $10 million, which we expect to pay from cash on hand.
          We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer by utilizing approximately $500 million of cash on hand, by borrowing approximately $1 billion from our existing revolving credit facility and by borrowing approximately $1 billion pursuant to the terms and conditions of the Term Facility Commitment Letter as further described below. In connection with the Offer, we are seeking an amendment to our existing credit facility as further described below. If we are unable to obtain the required amendment prior to the Expiration Date, we intend to refinance our existing revolving credit facility and the related senior term loan facility with a new $2.425 billion facility pursuant to the terms and conditions contained in the Refinancing Commitment Letter. While we have obtained commitments pursuant to the Term Facility Commitment Letter and the Refinancing Commitment Letter, these commitments are contingent on the satisfaction of various conditions as further described below. Accordingly, as discussed in Section 7, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our amending our existing credit facility or refinancing it pursuant to the terms and conditions contained in the Refinancing Commitment Letter and obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Term Facility Commitment Letter. We do not have alternative financing plans.
          Existing Revolving Credit Facility. We currently have an unsecured revolving credit facility in an aggregate principal amount of $1.75 billion with J.P. Morgan Securities Inc., as Sole Advisor, Lead Arranger and Bookrunner, certain other agents and arrangers, JPMorgan Chase Bank, N.A. (“JP Morgan Chase Bank”), as Administrative Agent, and several banks and other financial institutions from time to time parties thereto. The revolving credit facility matures on November 9, 2009. Interest on the outstanding balances under the revolving credit facility is payable, at the Company’s option, at an alternate base rate, or at the one-, two-, three- or six-month London Interbank Offered Rate (“LIBOR”), plus a margin ranging from 0.400% to 1.000%, depending on the long-term unsecured debt ratings of the Company.
          In connection with the Offer, we are seeking an amendment to our existing credit facility to modify the compliance levels for the Company’s required ratio of consolidated total debt to consolidated capitalization. If we are unable to obtain the required amendment prior to the Expiration Date, we intend to replace the existing credit facility with a new credit facility pursuant to the terms of a Commitment Letter, dated as of October 13, 2005, from J.P. Morgan Securities Inc. and JPMorgan Chase Bank to the Company (the “Refinancing Commitment Letter”).
          Refinancing Commitment Letter. The following summary of the material terms of the Refinancing Commitment Letter is qualified in its entirety by the terms of the actual Refinancing Commitment Letter, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO. The following summary may not contain all of the information about the Refinancing Commitment Letter that is important to you. We encourage you to read the Refinancing Commitment Letter carefully and in its entirety.
          JPMorgan Chase Bank has committed, subject to the terms and conditions set forth in the Refinancing Commitment Letter, to provide up to $2.425 billion in financing to the Company, consisting of two facilities (the “JPMorgan Facilities”): a senior term loan facility in an aggregate principal amount of $675 million (the “JPMorgan Term Facility”) and a senior revolving credit facility (including a competitive bid facility similar to the one provided in the Company’s existing bank credit facility) in an aggregate principal amount of $1.75 billion (the “JPMorgan Revolving Facility”). The JPMorgan Facilities will be used to refinance outstanding indebtedness under the Company’s existing revolving credit facility and the related senior term loan facility of the Company and for general corporate purposes (including but not limited to the redemption or purchase of outstanding securities of the Company).
          The JPMorgan Term Facility will provide for a five year maturity and will amortize in non-ratable quarterly installments in years two through five. The JPMorgan Revolving Facility will provide for a five year maturity. Interest on the outstanding balances under the JPMorgan Revolving Facility is payable, at the Company’s option, at an alternate base rate (or “ABR,” as that term is defined in the Refinancing Commitment Letter), or at LIBOR plus a margin ranging from 0.400% to 1.000% depending on the long-term unsecured debt rating of the Company. Interest on the outstanding balances under the JPMorgan Term Facility is payable, at the Company’s option, at the ABR plus a margin ranging from 0.000% to 0.250%, or at LIBOR plus a margin ranging from 0.500% to 1.250%, depending on the long-term unsecured debt rating of the Company.
          The Company may make optional prepayments of loans under the JPMorgan Facilities, in whole or in part, in minimum amounts of $5 million, without premium or penalty, and subject to the reimbursement of the lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period for that borrowing.
          JPMorgan Chase Bank’s obligation to make the loans described above is subject to customary conditions precedent and, among others:

•	the repayment and termination of the existing bank credit facility of the Company;

•	there shall not have occurred or become known to JPMorgan Chase Bank any condition or change in the financial condition of the Company and its subsidiaries, taken as a whole, that is material and adverse;

•	JPMorgan Chase Bank not becoming aware of any information or other matter affecting the Company and its subsidiaries, taken as a whole, that is material and adverse and is inconsistent with any such information or other matter disclosed to it prior to the date of the Refinancing Commitment Letter;

•	A minimum long-term unsecured debt rating from Standard & Poor’s Ratings Group and Moody’s Investor Service of at least BB+ and Ba2, respectively (with a stable outlook);

•	the absence of any continuing default under the definitive loan documents; and

•	the accuracy of all representations and warranties made in the definitive loan documents, including the absence of a material adverse change in the business or assets or in the condition, financial or otherwise, of the Company and its subsidiaries, on a consolidated basis.
          The terms of the JPMorgan Facilities will provide for customary representations and warranties and negative and affirmative covenants, and will also include customary events of default such as payment defaults, cross-defaults to other indebtedness of the Company, bankruptcy and insolvency, and a change in control.
          JPMorgan Chase Bank and J.P. Morgan Securities Inc. have the ability to syndicate, before or after the consummation of the Offer, the JPMorgan Facilities to a group of financial institutions, in consultation with the Company. We currently expect to repay amounts borrowed under the JPMorgan Facilities, if any, from the anticipated net proceeds from the sale of notes to be offered in one or more public or private offerings and/or from available cash flow or the proceeds of other borrowings from time to time.
          We expect that any undrawn funds under the JPMorgan Facilities, following the consummation of the Offer and the repayment of amounts required to terminate our existing credit facility, will be generally available to meet our business needs.

          Term Facility Commitment Letter. The following summary of the material terms of the Commitment Letter, dated as of October 13, 2005, from J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank and Merrill Lynch Capital Corporation to the Company (the “Term Facility Commitment Letter”), is qualified in its entirety by the terms of the actual Term Facility Commitment Letter, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO. The following summary may not contain all of the information about the Term Facility Commitment Letter that is important to you. We encourage you to read the Term Facility Commitment Letter carefully and in its entirety.
          JPMorgan Chase Bank and Merrill Lynch Capital Corporation have each individually committed, subject to the terms and conditions set forth in the Term Facility Commitment Letter, to provide to the Company 50% of a senior term loan facility of up to $1 billion (the “JPMorgan/ Merrill Term Facility”). The JPMorgan/ Merrill Term Facility will be used to finance the consummation of the Offer.
          The JPMorgan/ Merrill Term Facility will provide for a six-month maturity. Interest on the outstanding balances under the JPMorgan/ Merrill Term Facility is payable, at the Company’s option, at an alternate base rate (or “ABR” as that term is defined in the Term Facility Commitment Letter) or at LIBOR, in each case plus the margin applicable to such loans under the Company’s credit facility as of the date of closing of the JPMorgan/ Merrill Term Facility.
          The terms of the JPMorgan/ Merrill Term Facility will provide for customary mandatory prepayment provisions.
          The Company may make optional prepayments of loans under the JPMorgan/ Merrill Term Facility, in whole or in part, without premium or penalty, and subject to the reimbursement of lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period for that borrowing.
          JPMorgan Chase Bank’s and Merrill Lynch Capital Corporation’s obligations to make the loans described above are subject to customary conditions precedent and, among others:

•	either (i) the execution and delivery of the amendment to the Company’s existing credit facility discussed above, or (ii) the termination of the Company’s existing credit facility and the execution and delivery of definitive documentation for the JPMorgan Facilities;

•	there shall not have occurred or become known to JPMorgan Chase Bank and Merrill Lynch Capital Corporation any condition or change in the financial condition of the Company and its subsidiaries taken as a whole that is material and adverse;

•	JPMorgan Chase Bank and Merrill Lynch Capital Corporation not becoming aware of any information or other matter affecting the Company and its subsidiaries taken as a whole that is material and adverse and is inconsistent with any such information or other matter disclosed to them prior to the date of the Term Facility Commitment Letter;

•	A minimum long-term unsecured debt rating from Standard & Poor’s Ratings Group and Moody’s Investor Service of at least BB+ and Ba2, respectively (with a stable outlook);

•	the absence of any continuing default under the definitive loan documents; and

•	the accuracy of all representations and warranties made in the definitive loan documents, including the absence of a material adverse change in the business or assets or in the condition, financial or otherwise, of the Company and its subsidiaries, on a consolidated basis.
          The terms of the JPMorgan/ Merrill Term Facility will provide for customary representations and warranties and negative and affirmative covenants, and will also include customary events of default such as payment defaults, cross-defaults to other indebtedness of the Company, bankruptcy and insolvency, and a change in control.
          JPMorgan Chase Bank, J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated have the ability to syndicate, before or after the consummation of the Offer, the JPMorgan/ Merrill Term Facility to a group of financial institutions, in consultation with the Company. We currently intend to repay amounts borrowed under the JPMorgan/ Merrill Term Facility from the anticipated net proceeds from the sale of notes to be offered in one or more public or private offerings and/or from available cash flow, the anticipated proceeds from the sale of ten hospitals or the proceeds of other borrowings from time to time.
          General. We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures may be decreased; and (v) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.
          Our ability to repay expected borrowings under our existing revolving credit facility, as proposed to be amended, or the proposed JPMorgan Facilities, and the JPMorgan/ Merrill Term Facility, and to meet our other debt or contractual obligations (including continued compliance with applicable financial covenants) will depend upon one or more of the following: our future performance and our cash flow from operations, our ability to realize anticipated net proceeds from the sale of notes we expect to offer in one or more public or private offerings and/or our ability to realize anticipated net proceeds from the sale of ten hospitals, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”
          Management believes that cash flows from operations, anticipated proceeds from the sale of ten hospitals, amounts available under our existing revolving credit facility, as proposed to be amended, or the proposed JPMorgan Facilities, and the JPMorgan/ Merrill Term Facility and the Company’s anticipated access to public and private debt markets are sufficient to meet the Company’s expected liquidity needs.

10.	Certain Financial Information
          Historical Financial Information. We incorporate by reference the financial statements and notes thereto on pages F-1 through F-33 of our Annual Report on Form 10-K for the year ended December 31, 2004. In addition, we incorporate by reference the financial information included in Item 1 (beginning on page 3) of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

          Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2004, 2003 and 2002 and the six months ended June 30, 2005 and 2004, certain selected ratios for the years ended December 31, 2004, 2003 and 2002 and the twelve months ended June 30, 2005 and 2004, and our financial position at June 30, 2005. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Financial data for the six months ended June 30, 2005 and 2004 and at June 30, 2005, and the selected ratios are unaudited and, in the opinion of our management, include all adjustments, consisting only of normally recurring adjustments, necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Six Months Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(Dollars in millions, except per share amounts)
Income Statement Data:
Revenues	$12,252	$11,770	$23,502	$21,808	$19,729
Non-GAAP adjusted revenues(a)	12,545	—	—	—	—
Other operating expenses	1,953	1,842	3,797	3,676	3,341
Interest expense	329	271	563	491	446
Net income	819	697	1,246	1,332	833
Per Share Data:
Basic earnings per Share	$1.88	$1.44	$2.62	$2.66	$1.63
Diluted earnings per Share	$1.84	$1.41	$2.58	$2.61	$1.59
Shares Used in Earnings Per Share Calculations (in thousands):
Basic	435,626	484,943	475,620	501,799	511,824
Diluted	443,739	493,941	483,663	510,874	525,219
Operating Data:
Number of hospitals at end of period(b)	183	183	182	184	173
Number of licensed beds at end of period(c)	42,013	41,930	41,852	42,108	39,932
Admissions(d)	840,200	840,800	1,659,200	1,635,200	1,582,800
Equivalent admissions(e)	1,256,100	1,236,000	2,454,000	2,405,400	2,339,400
Average length of stay(f)	5.0	5.0	5.0	5.0	5.0
Average daily census(g)	23,029	23,115	22,493	22,234	21,509
Percentage Change from Prior Year:
Revenues	4.1%	9.6%	7.8%	10.5%	9.9%
Admissions(d)	(0.1)	3.4	1.5	3.3	1.2
Equivalent admissions(e)	1.6	3.6	2.0	2.8	1.2
Revenue per equivalent admission	2.4	5.7	5.6	7.5	8.6
Non-GAAP adjusted revenue per equivalent admission(a)	4.9	—	—	—	—

	Twelve Months
	Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
Selected Ratios:
Ratio of earnings to fixed charges	3.9x	4.2x	4.0x	4.4x	3.6x
Ratio of total debt to total capitalization(h)	58%	55%	67%	56%	52%

At June 30,
2005

(Unaudited)
(Dollars in
millions, except
per share amounts)
Financial Position:
Assets	$21,718
Working capital	1,866
Long-term debt, including amounts due within one year	9,360
Minority interests in equity of consolidated entities	801
Stockholders’ equity	6,117
Book value per common share	$13.53

(a)	Revenues and revenue per equivalent admission have been adjusted to exclude the discounts under HCA’s uninsured discount policy (non-GAAP financial measures). On January 1, 2005, HCA modified its policies to provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans. In implementing the discount policy, HCA first attempts to qualify uninsured patients for Medicaid, other federal or state assistance or charity care. If an uninsured patient does not qualify for these programs, the uninsured discount is applied. For the six months ended June 30, 2005, HCA recorded $293 million of uninsured discounts. The Company believes that these non-GAAP financial measures are useful to investors to provide disclosures of its results of operations on the same basis as that used by management. Management uses this information to compare revenues and revenue per equivalent admission for periods prior and subsequent to the January 1, 2005 implementation of the uninsured discount policy. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures. The Company believes this supplemental information provides it and the users of its financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating the Company’s overall financial performance.

(b)	Excludes seven facilities at June 30, 2005 and 2004, seven facilities at December 31, 2004, seven facilities at December 31, 2003, and six facilities at December 31, 2002 that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(d)	Represents the total number of patients admitted to our hospitals. Management and certain investors use admissions as a general measure of inpatient volume.

(e)	Management and certain investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume. Prior year amounts have been reclassified to conform to the 2005 presentation.

(f)	Represents the average number of days admitted patients stay in our hospitals.
footnotes continued on following page

(g)	Represents the average number of patients in our hospital beds each day.

(h)	Total capitalization includes total debt, minority interests in equity of consolidated entities and stockholders’ equity.
          Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for the year ended December 31, 2004 and the six months ended June 30, 2005, certain ratios for the year ended December 31, 2004 and the twelve months ended June 30, 2005 and our financial position at June 30, 2005. This summary unaudited pro forma consolidated financial data gives effect to the purchase of Shares pursuant to the Offer as if such purchase had occurred at the dates indicated. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations, which actually would have been attained, had the purchase of Shares pursuant to the Offer and the related refinancing been completed at the dates indicated, or, will be achieved in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. We have included the summary unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer under “Forward-Looking Statements.”
          The pro forma amounts have been calculated assuming that we complete the Offer for 50,000,000 Shares at a price of $50.00 per share. We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer by utilizing approximately $500 million of cash on hand, by borrowing approximately $1 billion under our revolving credit facility, as proposed to be amended, or pursuant to the terms and conditions contained in the Refinancing Commitment Letter, and by borrowing approximately $1 billion pursuant to the terms and conditions of the Term Facility Commitment Letter.

	Six Months Ended		Year Ended
	June 30, 2005		December 31, 2004

	Historical	Pro Forma(a)	Historical	Pro Forma(a)

	(Dollars in millions, except per Share amounts)
Income Statement Data:
Revenues	$12,252	$12,252	$23,502	$23,502
Other operating expenses(b)	1,953	1,962	3,797	3,816
Interest expense(b)	329	380	563	673
Net income	819	781	1,246	1,164
Per Share Data:
Basic earnings per Share	$1.88	$2.03	$2.62	$2.73
Diluted earnings per Share	$1.84	$1.98	$2.58	$2.68
Shares used in earnings per Share calculations (in thousands):
Basic	435,626	385,626	475,620	425,620
Diluted	443,739	393,739	483,663	433,663

	Twelve Months Ended				Year Ended
	June 30, 2005				December 31, 2004

	Historical		Pro Forma(c)		Historical		Pro Forma(c)

Other Data:
Ratio of earnings to fixed charges	3.9	x	3.3	x	4.0	x	3.3	x
Ratio of total debt to total capitalization(d)	58%		72%		67%		82%

	At June 30, 2005(e)

	Historical	Pro Forma

	(Dollars in millions,
	except per Share
	amounts)
Balance Sheet Data:
Assets	$21,718	$21,218
Working capital	1,866	366
Long-term debt, including amounts due within one year	9,360	11,360
Minority interests in equity of consolidated entities	801	801
Stockholder’s equity	6,117	3,617
Book value per common Share	$13.53	$9.00

(a)	Pro forma data is presented giving effect to the Offer as of the beginning of the applicable period.

(b)	Pro forma interest income, included in “other operating expenses”, has been reduced under the assumption that $500 million of cash on hand will be used to finance the Offer. A rate of 3.73% has been used to compute pro forma interest income. Pro forma interest expense has been computed under the assumption that the Company has drawn $1 billion under the Company’s existing revolving credit facility and $1 billion under the JP Morgan/ Merrill Term Facility. The JP Morgan/ Merrill Term Facility has a six-month term and it is assumed that at the end of the term, the JP Morgan/ Merrill Term Facility is repaid with proceeds of $1 billion from expected public debt issuances. Definitive agreements have been signed under which the Company expects to sell ten hospitals and related working capital and receive net cash proceeds of approximately $590 million. It is anticipated that these proceeds will be used to reduce the actual amount of public debt issuances; however, for pro forma purposes, these expected cash proceeds have not been considered. The revolving credit facility is subject to a variable interest rate, and an interest rate of 4.82% has been used to compute pro forma interest for the January 1, 2004 through June 30, 2005 time period. The JP Morgan/ Merrill Term Facility is subject to a variable interest rate, and an interest rate of 5.34% has been used to compute pro forma interest for the period January 1, 2004 through June 30, 2004 and for the period January 1, 2005 through June 30, 2005. A fixed interest rate of 7.00% has been used to compute pro forma interest expense on the public debt issuance for the period July 1, 2004 through December 31, 2004.

(c)	Pro forma income statement data is presented giving effect to the transaction as of January 1, 2004 and pro forma balance sheet data is presented giving effect to the transaction at the respective balance sheet dates.

(d)	Total capitalization includes total debt, minority interests in equity of consolidated entities and stockholders’ equity.

(e)	Pro forma data is presented giving effect to the transaction as of June 30, 2005.

11.	Certain Information Concerning Us
          General. HCA Inc. is one of the leading health care services companies in the United States. At June 30, 2005, we owned and operated 183 hospitals, comprised of 175 general, acute care hospitals, seven psychiatric hospitals and one rehabilitation hospital. We also operated an additional seven hospitals through joint ventures, which are accounted for using the equity method. In addition, at June 30, 2005, we owned and operated 84 freestanding surgery centers, and operated an additional eight surgery centers through joint ventures, which are accounted for using the equity method. The Company’s facilities are located in 23 states, England and Switzerland.
          HCA’s primary objective is to provide the communities it serves a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals and through our freestanding surgery centers, diagnostic centers, and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.
          The Company was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. HCA’s principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and its telephone number is (615) 344-9551.
          Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.
          Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us:

•	Annual Report on Form 10-K for the year ended December 31, 2004, as filed on March 11, 2005;

•	Definitive Proxy Statement on Form 14A filed on April 18, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, as filed on May 6, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as filed on August 4, 2005; and

•	Current Reports on Form 8-K, as filed on February 2, 2005, March 30, 2005, June 2, 2005, October 6, 2005 and October 13, 2005.
          We hereby incorporate by reference the above documents. Additionally, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase by filing an amendment to the Schedule TO for such purpose. Nothing in this Offer to Purchase shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of Form 8-K.

          You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at One Park Plaza, Nashville, Tennessee 37203, Attention: John M. Franck II, telephone number (615) 344-9551. Please be sure to include your complete name and address in your request.

12.	Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares
          Beneficial Ownership. As of September 30, 2005, we had 452,666,600 issued and outstanding Shares and 27,820,700 Shares reserved for issuance upon exercise of all outstanding stock options. The 50,000,000 Shares that we are offering to purchase in the Offer represent approximately 11.0% of the Shares outstanding on September 30, 2005.
          As of September 30, 2005, our directors and executive officers as a group (37 persons) beneficially owned 26,138,980 Shares (including 7,578,469 Shares issuable upon exercise of options which are or will become exercisable within 60 days of September 30, 2005), or 5.7% of the total outstanding Shares of our common stock on that date. Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. The following table sets forth, as to each director or executive officer (i) the number of Shares and percentage beneficially owned as of September 30, 2005 (including Shares issuable upon exercise of stock options); (ii) the number of Shares currently proposed to be tendered in the Offer; and (iii) assuming our purchase of 50,000,000 Shares in the Offer, the number of Shares being retained and the percentage which such Shares would represent of the resulting outstanding Shares.

	Shares Beneficially Owned			Shares	Shares Retained
				To Be
Name and Position	Number		Percent	Tendered	Number	Percent

Jack O. Bovender, Jr.	2,008,926	(2)	*	0	2,008,926	*
Chairman of the Board and
Chief Executive Officer
C. Michael Armstrong	13,801	(3)	*	0	13,801	*
Director
Magdalena H. Averhoff, M.D.	31,441	(4)	*	0	31,441	*
Director
Richard M. Bracken	1,021,353	(5)	*	0	1,021,353	*
President, Chief Operating Officer and Director
Martin Feldstein	19,316	(6)	*	0	19,316	*
Director
Thomas F. Frist, Jr., M.D.	16,889,958	(7)	3.7%	0	16,889,958	4.2%
Director
Frederick W. Gluck	63,480	(8)	*	0	63,480	*
Director
Glenda A. Hatchett	47,419	(9)	*	0	47,419	*
Director
Charles O. Holliday, Jr.	23,189	(10)	*	0	23,189	*
Director
T. Michael Long	57,402	(11)	*	0	57,402	*
Director
John H. McArthur	20,189	(12)	*	0	20,189	*
Director
Kent C. Nelson	55,624	(13)	*	0	55,624	*
Director

	Shares Beneficially Owned			Shares	Shares Retained
				To Be
Name and Position	Number		Percent	Tendered	Number	Percent

Frank S. Royal, M.D.	130,937	(14)	*	0	130,937	*
Director
Harold T. Shapiro	42,685	(15)	*	0	42,685	*
Director
David G. Anderson	224,169	(16)	*	0	224,169	*
Senior Vice President — Finance and Treasurer
Victor L. Campbell	721,335	(17)	*	0	721,335	*
Senior Vice President
Rosalyn S. Elton	240,187	(18)	*	0	240,187	*
Senior Vice President — Operations Finance
Charles R. Evans	184,245	(19)	*	0	184,245	*
President — Eastern Group
James A. Fitzgerald, Jr.	30,145	(20)	*	0	30,145	*
Senior Vice President — Supply Chain Operations
V. Carl George	427,861	(21)	*	0	427,861	*
Senior Vice President — Development
R. Samuel Hankins, Jr.	20,339		*	0	20,339	*
Chief Financial Officer Outpatient Services Group
Russell K. Harms	63,872	(22)	*	0	63,872	*
Chief Financial Officer — Central Group
Samuel N. Hazen	604,922	(23)	*	0	604,922	*
President — Western Group
Frank M. Houser, M.D.	365,796	(24)	*	0	365,796	*
Senior Vice President — Quality and Medical Director
R. Milton Johnson	418,443	(25)	*	0	418,443	*
Executive Vice President
and Chief Financial Officer
Patricia T. Lindler	127,172	(26)	*	0	127,172	*
Senior Vice President — Government Programs
A. Bruce Moore, Jr.	449,315	(27)	*	0	449,315	*
Senior Vice President and Chief Operating Officer — Outpatient Services
W. Paul Rutledge	139,501	(28)	*	0	139,501	*
President — Central Group
Richard J. Shallcross	280,646	(29)	*	0	280,646	*
Chief Financial Officer — Western Group
Joseph N. Steakley	216,787	(30)	*	0	216,787	*
Senior Vice President —
Internal Audit Services

	Shares Beneficially Owned			Shares	Shares Retained
				To Be
Name and Position	Number		Percent	Tendered	Number	Percent

John M. Steele	69,159	(31)	*	0	69,159	*
Senior Vice President — Human Resources
Donald W. Stinnett	115,394	(32)	*	0	115,394	*
Chief Financial Officer — Eastern Group
Marilyn B. Tavenner	137,404	(33)	*	0	137,404	*
President — Outpatient Services Group
Beverly B. Wallace	260,353	(34)	*	0	260,353	*
President — Financial Services Group
Robert A. Waterman	396,491	(35)	*	0	396,491	*
Senior Vice President and
General Counsel
Noel Brown Williams	139,168	(36)	*	0	139,168	*
Senior Vice President and
Chief Information Officer
Alan R. Yuspeh	80,556	(37)	*	0	80,556	*
Senior Vice President — Ethics, Compliance and Corporate Responsibility

(1)	Includes Shares issuable upon exercise of options which are, or will become, exercisable within 60 days of September 30, 2005.

(2)	Includes 1,745,660 Shares issuable upon exercise of options and 109 Shares beneficially owned in employee benefit plans but not voted by participant.

(3)	Includes 4,743 Shares issuable upon exercise of options.

(4)	Includes 24,738 Shares issuable upon exercise of options.

(5)	Includes 882,912 Shares issuable upon exercise of options and 6,724 Shares beneficially owned in employee benefit plans but not voted by participant.

(6)	Includes 11,511 Shares issuable upon exercise of options.

(7)	Includes 16,633 Shares issuable upon exercise of options and 20,500 Shares beneficially owned in employee benefit plans but not voted by participant. Also includes 5,563,198 Shares with respect to which Dr. Frist has sole voting and investment power and 11,289,627 Shares with respect to which Dr. Frist has shared voting and investment power.

(8)	Includes 44,024 Shares issuable upon exercise of options.

(9)	Includes 34,769 Shares issuable upon exercise of options.

(10)	Includes 16,005 Shares issuable upon exercise of options.

(11)	Includes 44,024 Shares issuable upon exercise of options.

(12)	Includes 10,584 Shares issuable upon exercise of options.

(13)	Includes 44,024 Shares issuable upon exercise of options.

(14)	Includes 29,024 Shares issuable upon exercise of options.

(15)	Includes 32,400 Shares issuable upon exercise of options.

(16)	Includes 179,390 Shares issuable upon exercise of options and 3,957 Shares beneficially owned in employee plans but not voted by participant.
footnotes continued on following page

(17)	Includes 452,330 Shares issuable upon exercise of options and 9,646 Shares beneficially owned in employee plans but not voted by participant. Also includes 3,780 Shares over which Mr. Campbell has shared voting and dispositive power, and 45,492 Shares owned of record by Mr. Campbell’s wife and 150 Shares owned of record by Mr. Campbell’s daughter of which he may be deemed the beneficial owner.

(18)	Includes 199,325 Shares issuable upon exercise of options and 298 Shares beneficially owned in employee plans but not voted by participant.

(19)	Includes 142,500 Shares issuable upon exercise of options and 61 Shares beneficially owned in employee plans but not voted by participant.

(20)	Includes 12,500 Shares issuable upon exercise of options and 3,504 Shares beneficially owned in employee plans but not voted by participant.

(21)	Includes 381,780 Shares issuable upon exercise of options and 14,001 Shares beneficially owned in employee benefit plans but not voted by participant.

(22)	Includes 60,000 Shares issuable upon exercise of options and 94 Shares beneficially owned in employee benefit plans but not voted by participant. Does not include 7,800 restricted Shares issued to participant on October 1, 2005.

(23)	Includes 525,166 Shares issuable upon exercise of options and 1,918 Shares beneficially owned in employee benefit plans but not voted by participant.

(24)	Includes 325,000 Shares issuable upon exercise of options and 181 Shares beneficially owned in employee benefit plans but not voted by participant. Also includes 1,760 Shares owned of record by Dr. Houser’s daughter of which he may be deemed the beneficial owner.

(25)	Includes 363,264 Shares issuable upon exercise of options and 987 Shares beneficially owned in employee benefit plans but not voted by participant.

(26)	Includes 100,000 Shares issuable upon exercise of options and 61 Shares beneficially owned in employee benefit plans but not voted by participant.

(27)	Includes 389,314 Shares issuable upon exercise of options and 3,006 Shares beneficially owned in employee benefit plans but not voted by participant. Also includes 1,811 Shares owned of record by Mr. Moore’s children of which he may be deemed the beneficial owner.

(28)	Includes 115,000 Shares issuable upon exercise of options and 4,472 Shares beneficially owned in employee benefit plans but not voted by participant. Does not include 16,700 restricted Shares issued to participant on October 1, 2005.

(29)	Includes 237,000 Shares issuable upon exercise of options.

(30)	Includes 173,100 Shares issuable upon exercise of options and 109 Shares beneficially owned in employee benefit plans but not voted by participant. Also includes 2,000 Shares owned of record by Mr. Steakley’s children of which he may be deemed the beneficial owner.

(31)	Includes 45,750 Shares issuable upon exercise of options and 659 Shares beneficially owned in employee benefit plans but not voted by participant.

(32)	Includes 105,000 Shares issuable upon exercise of options and 22 Shares beneficially owned in employee benefit plans but not voted by participant. Does not include 7,800 restricted Shares issued to participant on October 1, 2005.

(33)	Includes 111,250 Shares issuable upon exercise of options.

(34)	Includes 222,000 Shares issuable upon exercise of options and 2,887 Shares beneficially owned in employee benefit plans but not voted by participant.

(35)	Includes 317,749 Shares issuable upon exercise of options and 109 Shares beneficially owned in employee benefit plans but not voted by participant.

(36)	Includes 110,000 Shares issuable upon exercise of options. Also includes 1,000 Shares owned of record by an IRA account of which Ms. Williams may be deemed the beneficial owner. Does not footnotes continued on following page

include 230 shares owned of record by Ms. Williams’ son as to which she disclaims beneficial ownership.

(37)	Includes 70,000 Shares issuable upon exercise of options and 109 Shares beneficially owned in employee benefit plans but not voted by participant.

          If we purchase 50,000,000 Shares and if our directors and executive officers do not tender any Shares, the percentage ownership of Shares beneficially held by our directors and executive officers will increase to approximately 6.4% of the outstanding common stock.
          The number of Shares actually tendered prior to the Expiration Date, and the conditions attached thereto, may be modified. The address for each of our directors and executive officers is One Park Plaza, Nashville, Tennessee 37203, telephone number (615) 344-9551.
          Certain Transactions. Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors, executive officers or controlling persons, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 60 days prior to October 14, 2005, except for (i) Richard M. Bracken, who gifted 500 shares to a charitable organization on August 9, 2005; (ii) Russell K. Harms who, in connection with his appointment to Chief Financial Officer — Central Group, received 7,800 restricted Shares and 31,300 non-qualified options to purchase Shares at an exercise price of $47.92 on October 1, 2005; (iii) W. Paul Rutledge who, in connection with his appointment to President — Central Group, received 16,700 restricted Shares and 67,000 non-qualified options to purchase Shares at an exercise price of $47.92 on October 1, 2005; and (iv) Donald W. Stinnett who, in connection with his appointment to Chief Financial Officer — Eastern Group, received 7,800 restricted Shares and 31,300 non-qualified options to purchase Shares at an exercise price of $47.92 on October 1, 2005. The restricted Shares granted to Messrs. Harms, Rutledge and Stinnett vest ratably in 33 1/3% increments on each of the first, second and third anniversaries of the date of grant and will become fully vested upon the occurrence of a change in control of the Company (as defined in the award agreements) or the termination of the executive by reason of death or disability, and the non-qualified options to purchase Shares granted to Messrs. Harms, Rutledge and Stinnett vest and become exercisable ratably in 25% increments on each of the first, second, third and fourth anniversaries of the date of grant and will become fully vested upon the occurrence of a change in control of the Company (as defined in the award agreements) or the termination of the executive by reason of retirement, death or disability.
          Rule 10b5-1 Trading Plan. Thomas F. Frist, Jr., M.D. entered into a Rule 10b5-1 Trading Plan with Avondale Partners, LLC, dated May 18, 2005, pursuant to which Avondale Partners, LLC has agreed to sell up to 1,200,000 shares on behalf of Dr. Frist at a price of $60.25 per share or higher in accordance with the instructions set forth in the plan. The Rule 10b5-1 Trading Plan terminates by its terms on May 18, 2006.
          Other Agreements. Richard M. Bracken has pledged 56,158 Shares to Merrill Lynch to collateralize a personal loan. Victor L. Campbell has pledged 44,000 Shares to SunTrust Bank to collateralize a personal loan.
          Other Agreements Involving the Company’s Securities. Except for (i) outstanding options or other awards pursuant to the Company’s equity benefits plans to purchase Shares granted to certain employees, including executive officers, as further described in Note 13 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2005 or in our latest proxy statement, and (ii) outstanding notes, bank debt and related loan agreements, credit facilities, indentures and similar agreements as further described in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and except as otherwise described herein, neither the Company nor any affiliate nor, to the Company’s knowledge, any of the Company’s executive officers or directors, nor associate of the foregoing persons, is a party to any agreement, arrangement, understanding or relationship with the Company or any other person relating, directly or indirectly, to any of the Company’s securities.

          For more information regarding the terms our equity incentive plans and debt and certain other agreements, we refer you to entire text of the documents filed as Exhibits (d)(1) through (d)(24) to the Schedule TO filed by the Company on October 14, 2005, as the same may be amended from time to time, which are incorporated herein by reference.

13.	Certain Legal Matters; Regulatory Approvals
          We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Consequences
          The following discussion is a summary of certain U.S. federal income tax consequences to our shareholders of an exchange of Shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for federal income tax purposes, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their Shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their Shares through the exercise of employee stock options or otherwise as compensation.
          If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.
          This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
          We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to the Company pursuant to the Offer or that any such position would not be sustained.
          As used herein, a “United States Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
          As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.
          Each shareholder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer.
          Consequences to United States Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange (as described below) of such Shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the Shares that were sold exceeds one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.
          A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the shareholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code.
          In determining whether any of these tests have been met, a United States Holder must take into account not only the Shares that the shareholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as Shares the shareholder has an option to purchase.
          One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that shareholder for federal income tax purposes. Due to the factual nature of these tests, shareholders should consult their tax advisers to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
          Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a shareholder will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the Shares actually and constructively owned by the shareholder are exchanged pursuant to the Offer or (2) all of the Shares actually owned by the shareholder are exchanged pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a shareholder will be “substantially disproportionate” if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the exchange of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately before the exchange (treating as outstanding all Shares purchased in the Offer from the particular shareholder and all other shareholders).
          A distribution to a shareholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Shareholders should consult their tax advisers as to the application of this test to their particular circumstances.
          Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.
          In consulting with their tax advisors, shareholders should consider the advisability of conditioning the purchase of their tendered Shares upon our purchase of all or a sufficient number of Shares actually or constructively owned by such holder if necessary to produce the desired tax treatment.
          If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s Shares and will be treated as ordinary dividend income to the United States Holder to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the Offer for U.S. federal income tax consequences. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.
          Consequences to Non-United States Holders. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

          Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our Shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our Shares. Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held Shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges Shares pursuant to the Offer. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the Offer.
          If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain from the sale of Shares will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders.”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
          United States Federal Income Tax Backup Withholding. See Section 3 with respect to the U.S. federal income tax backup withholding requirements.
          U.S. Federal Income Tax Considerations for Holders of Employee Stock Purchase Plan Shares and HCA 401(k) Plan Shares
          Employee Stock Purchase Plan. If a participant in the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) tenders and sells Shares in the Offer that were acquired under the ESPP, then the participant generally will be treated for U.S. federal income tax purposes as having received ordinary compensation income with respect to a portion of the proceeds he or she receives. The amount of such ordinary compensation income depends upon the price at which Shares are sold in the Offer and how long the Shares acquired under the ESPP were held by the participant prior to the date of purchase by us in the Offer. If the Shares tendered and sold are held by the participant for two years or less from the date the option to acquire such Shares under the ESPP was granted (“Grant Date”), then the amount of ordinary compensation income will be an amount equal to the excess, if any, of the fair market value of the Shares on the date the Shares were acquired under the ESPP over the price that the participant paid for the Shares. If the Shares tendered and sold are held by the participant for more than two years from the Grant Date, then the amount of the ordinary compensation income will be an amount equal to the lesser of: (a) the excess, if any, of the fair market value of the Shares on the date of purchase by us in the Offer over the amount originally paid for such Shares, or (b) the excess, if any, of the fair market value of the Shares on the Grant Date over the exercise price per Share. The amount of ordinary compensation income that a participant recognizes upon tender of his or her shares under the ESPP will be subject to ordinary income and employment taxes and will be included on the participant’s year 2005 Form W-2.
          In addition to any amount recognized by a participant under the ESPP as ordinary compensation income as described above, the participant may recognize capital gain (or loss) or dividend income as a result of the tender and sale of Shares in the Offer. For a general summary of these consequences, please refer to the section captioned “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders.”
          HCA 401(k) Plan. The HCA 401(k) Plan is a tax exempt trust and, therefore, no income, gain or loss will be recognized by a participant upon the tender or sale of Shares credited to his or her account under the HCA 401(k) Plan. However, by instructing U.S. Trust to tender and sell equivalent Shares a participant may be giving up special tax consequences applicable to employer securities upon distribution of such Shares from the HCA 401(k) Plan. Please refer to the Letter to Participants in the HCA 401(k) Plan sent to HCA 401(k) Plan participants together with this Offer to Purchase for a description of these tax consequences.
          The tax discussion set forth above is included for general information only. You are urged to consult with your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

15.	Extension Of The Offer; Termination; Amendment
          We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofor accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(3) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News

Service or comparable service. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
          If:

(a) we increase or decrease the price to be paid for Shares, materially increase the Lead Dealer Manager’s fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the outstanding Shares of our common stock, and

(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days from the date of notice of the increase or decrease. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees And Expenses
          We have retained Merrill Lynch & Co. to act as the Lead Dealer Manager in connection with the Offer. Merrill Lynch & Co. will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Merrill Lynch & Co. and J.P. Morgan Securities Inc., the Dealer Manager, for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Merrill Lynch & Co. and J.P. Morgan Securities Inc. against liabilities in connection with the Offer, including liabilities under the federal securities laws.
          We have retained Georgeson Shareholder Communications, Inc. to act as the Information Agent and National City Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
          We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Lead Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Lead Dealer Manager, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.	Miscellaneous
          We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Lead Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
          Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning us.
          Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or to make any representation on behalf of us in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on that information or representation as having been authorized by us or the Dealer Managers.
HCA Inc.
October 14, 2005

          Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary.
The Depositary for the Offer is:
NATIONAL CITY BANK

By Mail:	By Courier:	By Hand:
P.O. Box 859208	161 Bay State Drive	Corporate Trust Operations
Braintree, MA 02185-9208	Braintree, MA 02184	Locator 5352 Third Floor — North Annex
	By Facsimile Transmission:	4100 West 150 (th) Street
	(781) 380-3388	Cleveland, Ohio 44135
          Any questions or requests for assistance may be directed to the Information Agent or the Lead Dealer Manager at their addresses and telephone numbers below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call (212) 440-9800
All others call Toll-Free (888) 264-7052
The Lead Dealer Manager for the Offer is:
Merrill Lynch & Co.
4 World Financial Center
New York, New York 10080
Telephone: (609) 818-8000
Toll-Free: (877) 653-2948